Exhibit 10(xxiv)


                            DOMINION RESOURCES, INC.

                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

                            As Amended and Restated
                                 June 15, 1990

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                            DOMINION RESOURCES, INC.
                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

                                    PURPOSE

        The Board of Directors of Virginia Electric and Power Company determined that adoption of the Executive Supplemental Retirement Plan would assist it in attracting and retaining those employees whose judgment, abilities and experience will contribute to its continued progress. On May
19, 1983, Virginia Electric and Power Company became a wholly-owned subsidiary of Dominion Resources, Inc. The Plan was amended to reflect the reorganization of Virginia Electric and Power Company and the Plan was adopted by Dominion Resources, Inc. The Plan was amended further, effective as of October 21, 1983, to require sixty (60) months of service to be eligible for retirement benefits and to assure Participants who have attained age fifty-five (55) and who have sixty (60) months of service with the Company, or who die or become Totally and Permanently Disabled of their benefits, so long as they remain elected officers at the time of their separation from service.

                                   ARTICLE I
                                  DEFINITIONS

        As defined herein, the following phrases or terms shall have the indicated meanings:

1.1. "Affiliate" means any entity that is (i) a member of a controlled group of corporations as defined in section 1563(a) of the Internal Revenue Code of 1986, as amended (the "Code"), determined without regard to Code sections 1563(a)(4) and 1563(e)(3)(c), of which Dominion Resources, Inc. is a member according to Code section 414(b); (ii) an unincorporated trade or business that is under common control with Dominion Resources, Inc., as determined according to Code section 414(c); or (iii) a member of an affiliated service group of which Dominion Resources, Inc. is a member according to Code section 414(m).

1.2. "Beneficiary" means the person, persons, entity, entities or the estate of a Participant which, in accordance with the provisions of Article V, is entitled to receive benefits, if any, upon the Participant's death.

1.3. "Change in Control" means the occurrence of any of the following events:
(i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 becomes the owner or beneficial owner of Dominion Resources, Inc. securities having 20% or more of the combined voting power of the then outstanding Dominion Resources, Inc. securities that may be cast for the election of Dominion Resources, Inc.'s directors (other than as a result of an issuance of securities initiated by Dominion Resources, Inc., or open market purchases approved by Dominion Resources, Inc.'s
Board of Directors, as long as the majority of Dominion Resources, Inc.'s
Board of Directors approving the purchases is also the majority at the time the purchases are made); (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of Dominion Resources, Inc. before such transactions cease to constitute a majority of Dominion Resources, Inc.'s Board of Directors, or any successor's board, within two years of the last of such transactions; or (iii) with respect to a particular Participant, an event occurs with respect to the Company that employs that Participant such that, after the event, the employing Company is no longer an Affiliate of Dominion Resources, Inc.

1.4. "Committee" means the Administrative Benefit Committee appointed to manage and administer the Plan in accordance with the provisions of Article X hereof.

1.5. "Company" means Dominion Resources, Inc., its predecessor, a subsidiary or an Affiliate of either.

1.6. "Control Change Date" means the date on which a Change in Control event occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.7. "ESRP Account" means the ESRP Account established under the Funding Plan on behalf of a Participant who also participates in the Funding Plan.

1.8. "Final Compensation", with respect to a Participant, means, as of any date, the sum of (i) the Participant's annual base salary, (ii) the Participant's annual retainer fee and meeting fees (for Board or any Board committee meetings), and (iii) the Participant's Incentive Compensation Amount. For purposes of this section, all components of Final Compensation are calculated without regard to any elections by the Participant to defer any amount that otherwise would have been paid to the Participant for the relevant period.

1.9. "Funding Plan" means the Dominion Resources, Inc. Retirement Benefit Funding Plan.

1.10. "Incentive Compensation Amount", with respect to a Participant, is an amount based on the Participant's incentive compensation award on account of participation in the Dominion Resources, Inc., Management Incentive
Plan (the "MIP"), the Dominion Resources, Inc., Short-Term Incentive
Plan (the "STIP"), or both.

        (a) For an MIP award, a Participant's Incentive Compensation Amount is eighty percent (80%) of the Participant's most recently approved MIP "Target Award". For purposes of the preceding sentence, a Participant's MIP award is determined without regard to any election to defer the receipt of that award.

        (b) For an STIP award, a Participant's Incentive Compensation Amount is of the Participant's most recently approved STIP "Target Award". For purposes of the preceding sentence, a Participant's STIP award is determined without regard to any election to defer the receipt of that award.

        (c) If a Participant participates in both the MIP and the STIP, the Participant's Incentive Compensation Amount is the greater of the amounts determined under the preceding Subsection (a) or (b).

1.11. "Participant" means an elected officer of Dominion Resources Inc., Virginia Electric and Power Company, Dominion Resource Services, Inc. and such other subsidiaries or affiliates of Dominion Resources, Inc. that are designated by the Board of Directors of Dominion Resources, Inc.
An individual shall remain a Participant only so long as the individual remains an elected officer of one or more of such designated entities.

1.12. "Plan" means the Dominion Resources, Inc. Executive Supplemental Retirement Plan.

1.13. "Retirement" and "Retire" mean severance from employment with the Company at or after the attainment of fifty-five (55) years of age and the completion of sixty (60) months of service with the Company; except as provided in Article VI of the Plan.

1.14. "Totally and Permanently Disabled" means a condition, determined on the basis of medical evidence satisfactory to a physician designated by the Committee, rendering a Participant, due to bodily injury or disease, unable to perform services as follows: (i) during the first two years of such disability (measured from the commencement of such disability rather than the commencement of benefit payments) such Participant is unable to perform any and every duty pertaining to his employment with the Company; and (ii) thereafter, such Participant is unable to engage in any occupation or perform any work for compensation or profit for which he is or may become reasonably fitted by education, training or experience. In no event shall such condition be deemed to exist during any period that the Participant is not under the regular care and attendance of a legally qualified physician during any period that he engages in any occupation or performs any work for compensation or profit.

                                   ARTICLE II
                                 PARTICIPATION

        All elected officers of Dominion Resources, Inc., Virginia Electric and Power Company, Dominion Resource Services, Inc. and such other subsidiaries and Affiliates of Dominion Resources, Inc. as may be designated by the Board of Directors of Dominion Resources, Inc. on, and subsequent to, January 1, 1981, will become Participants in the Plan. An individual shall remain a Participant only so long as the individual remains an elected officer of one or more of such designated entities. The Board may change its designation of any such subsidiary or Affiliate at any time.

                                  ARTICLE III
                                    BENEFITS

        Except as provided in Article IV and subject to the limitations set forth in Articles VII and VIII, the benefits of a Participant and his Beneficiary shall be as follows:

3.1. (a) If a Participant continues in the employ of the Company or an Affiliate beyond age fifty-five (55) and after completing sixty (60) months of service, upon Retirement he shall be entitled to an annual Retirement benefit equal to twenty-five percent (25%) of his Final Compensation, payable in equal monthly installments for a period of one hundred twenty (120) months.

     (b) In the event a Participant becomes Totally and Permanently Disabled prior to Retirement, regardless of his age or months of service, he shall be entitled to receive a benefit equal to the amount described in Subsection 3.1(a).

     (c) If a Participant dies prior to the commencement of his Retirement benefit, regardless of his age or months of service, his Beneficiary will receive a benefit equal to the amount described in Subsection 3.1(a). If a Participant dies after Retirement or disability benefits have commenced under Subsection (a) or (b) but before he has received one hundred twenty (120) payments, the remainder of such payments will be made monthly to the Participant's Beneficiary in accordance with Article V.

3.2. In lieu of the benefits described in Subsections 3.1(a) and 3.1(b), a Participant may elect to receive an actuarial equivalent of said benefit over a period certain. The Participant must make the election under this Subsection prior to the commencement of the receipt of benefits. A Participant who participates in the Funding Plan may not make an election under this Subsection unless he elects to have his Funding Plan benefit paid in the same manner as his election under this Subsection. A Participant may not elect to receive an actuarial equivalent which is payable over a period of time which is less than ten (10) years or greater than sixteen (16) years. The actuarial equivalent of the benefit provided under the Subsection 3.1(a) or 3.1(b) shall be computed using an interest rate equal to the yield of that certain nondiscount, noncall U.S. Treasury obligations which on the date benefits are to commence have a maturity date closest to the date such payments are scheduled to cease. In the event a Participant makes the election provided for in this Section and if the Participant dies prior to receiving the total actuarial equivalent of the benefits described in Subsection 3.1(a) or 3.1(b), the balance of such actuarial equivalent shall be paid monthly to the Participant's Beneficiary in accordance with Article V.

3.3. A Beneficiary receiving benefits described in Section 3.1 or Section
3.2 may designate a beneficiary who will be entitled to receive the remaining benefits due the Beneficiary after his death; provided, however, that if the Beneficiary is entitled to receive any benefits under the Funding Plan, the beneficiary designated by the Beneficiary must be the same person or entity appointed by the Beneficiary under the Funding Plan.
Such designation shall be in accordance with Article V of the Plan.

3.4. Payment of the benefits described in Sections 3.1 and 3.2 shall commence on the first day of the month next following the Retirement or death of the Participant, whichever is applicable; provided, however, that payment of the benefit described in Subsection 3.1(d) shall commence on the first day of the month next following the Committee's determination of the Participant's Total and Permanent Disability.


                                   ARTICLE IV
                            COORDINATION OF BENEFITS


        The amount payable in any month to a Participant, a Beneficiary, or the beneficiary of a Beneficiary under the Plan shall be reduced, but not below zero, by the sum of (i) and, to the extent applicable, (ii) below where:

        (i) is the amount payable for the month in question from the Participant's ESRP Account in the Funding Plan; and

        (ii) is the sum of the amounts previously paid to the Participant from his ESRP Account pursuant to Section 6.01 of the Funding
        Plan multiplied by a fraction. The numerator of the fraction is one (1) and the denominator of the fraction is the number of months for which benefits are payable under the Plan. If a Participant receives a distribution under Section 6.01 of the Funding Plan after a benefit becomes payable under the Plan, the amount described in this item (ii) with respect to subsequent payments under the Plan shall include the product of the amount of each such distribution multiplied by a fraction. The numerator of that fraction is one (1) and the denominator is the number of months for which a benefit under the Plan remains payable.

Item (ii) shall not apply (and the amount payable under the Plan shall not be reduced on account of the amounts described in item (ii) above), to the extent that the application of item (ii) would result in the payment of an after-tax benefit under the Plan and the ESRP Account of the Funding
Plan that is less than the benefit otherwise payable under Article III on an after-tax basis. In determining the amount payable under the Plan and from the ESRP Account of the Funding Plan on an after-tax basis, the Committee shall follow the policy or guidelines adopted by the appropriate Organization and Compensation Committee for purposes of section 6.01 of the Funding Plan and, in the absence of such policy or guidelines, the Committee shall make its determination using the maximum rates of federal, state, and local income taxes that are applicable to the Participant, Beneficiary, or beneficiary of a Beneficiary.

                                   ARTICLE V
                           DESIGNATION OF BENEFICIARY

5.1. (a) The Beneficiary of a Participant who participates in the Funding Plan shall be the person or entity that is entitled to receive the benefit, if any, payable under the Funding Plan following the Participant's death.

     (b) A Participant who is not a participant in the Funding Plan may designate a Beneficiary to receive benefits due under the Plan, if any, upon the Participant's death. Designation of a Beneficiary may be made by execution of the form attached hereto as Exhibit I which must be witnessed by the Director-Employee Benefits of Virginia Electric and Power Company (or his successor) or his designee. A Participant may also designate his Beneficiary on a form which differs from Exhibit I and such designation shall be effective upon its execution in accordance with the preceding sentence. In the absence of an effective Beneficiary designation, a Participant's surviving spouse, if any, his children, if any, per stirpes, and if none, the Participant's estate, will be the Beneficiary.

5.2. A Participant may change a prior Beneficiary designation under Subsection 5.1(b) by a subsequent execution of a Beneficiary designation form.
The change in Beneficiary will be effective if, and at such time as, it is witnessed by the Director-Employee Benefits of Virginia Electric and Power Company (or his successor) or his designee.

5.3. A beneficiary designation or a change in beneficiary designation by a Beneficiary pursuant to Section 3.3 shall be governed by Sections
5.1 and 5.2 as if "Beneficiary" was substituted for "Participant" and "beneficiary" was substituted for "Beneficiary" therein.

                                   ARTICLE VI
                                   GUARANTEES

        Dominion Resources, Inc. has only a contractual obligation to make payments of the benefits described in Article III.
All benefits are to be satisfied solely out of the general corporate assets of Dominion Resources, Inc. which shall remain subject to the claims of its creditors. No assets of Dominion Resources, Inc. will be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Plan. If Dominion Resources, Inc., in its sole discretion, elects to purchase life insurance on the life of a Participant in connection with the Plan, the Participant must submit to a physical examination, if required by the insurer, and otherwise cooperate in the issuance of such policy or his rights under the Plan will be forfeited.

                                  ARTICLE VII
                           TERMINATION OF EMPLOYMENT

7.1. The Plan does not in any way limit the right of the Company at any time and for any reason to terminate the Participant's employment or such Participant's status as an officer of the Company. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company and a Participant.

7.2. A Participant who is removed or not reelected as an officer or whose employment with the Company is terminated either with or without cause, for reasons other than death, Retirement or Total and Permanent Disability shall immediately cease to be a Participant under this Plan and shall forfeit all rights under this Plan. Further, in no event shall an individual who was a Participant but is not an officer of a designated employer at the time of such individual's death, Retirement or Total and Permanent Disability, be entitled to any benefit under the Plan. A Participant on authorized leave of absence from the Company shall not be deemed to have terminated employment for the duration of such leave of absence.

7.3. Notwithstanding any contrary Plan provision, in the event the employment of a Participant who is in the employ of a Company on a Control Change Date relating to that Company is terminated (for reasons other than death Retirement, Total and Permanent Disability, or as a result of acts of theft, embezzlement, fraud, or moral turpitude) before the end of the period commencing on the Control Change Date and ending on the earlier of the third anniversary of such date or the Participant's attainment of age fifty-five (55) and completion of sixty (60) months of service and whether or not he is an elected officer of the Company at such time, he shall be fully vested in a benefit payable at age fifty-five (55) based on his Final Compensation as of his date of termination and assuming he had attained age fifty-five (55) and completed sixty (60) months of service as of the date his employment is terminated. During this same period, a participant who voluntarily terminates employment within sixty (60) days after
(i) he does not receive salary increases, bonuses, and incentive awards comparable to the increases, bonuses and awards that he received in prior years or that other executives in comparable positions receive in the current year; or
(ii) his compensation or employment-related benefits are reduced; or (iii) his status, title(s), offices, places of employment, working conditions, or management responsibilities are diminished (other than changes in reporting or management responsibilities to reflect sound practices commonly followed by enterprises comparable to the Company employing Participant or required by applicable federal or state law) or within sixty days after the last in a series of such events will be deemed to have terminated under circumstances requiring full vesting under this Section 7.3.

                                  ARTICLE VIII
                 TERMINATION, AMENDMENT OR MODIFICATION OF PLAN

8.1. Except as otherwise specifically provided, Dominion Resources, Inc. reserves the right to terminate, amend or modify this Plan, wholly or partially, at any time and from time to time. Such right to terminate, amend or modify the Plan shall be exercised for Dominion Resources, Inc. by its Board of Directors. Notwithstanding the preceding, with respect to an affected Participant, the Plan and Section
7.3 may not be amended, modified or terminated after a Control
Change Date before the end of the period specified in that section unless the affected Participant agrees to such amendment, modification or termination in writing.

8.2. Section 8.1 notwithstanding, no action to terminate the Plan shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action.

8.3. Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to Dominion Resources, Inc., such notice shall be addressed to it at Post Office Box 26532, Richmond, Virginia 23261; addressed to the attention of the Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participant's last known address.

8.4. The rights of Dominion Resources, Inc. set forth in Section 8.1 are subject to the condition that its Board of Directors shall take no action to terminate the Plan or decrease the benefit that would become payable or is payable, as the case may be, with respect to a Participant who has attained age fifty-five (55) and completed sixty (60) months of service with the Company, so long as such individual remains an elected officer of a designated employer or a Participant or Beneficiary following the date such Participant or Beneficiary commences receiving benefits described in Article III.

8.5. Except as provided in Sections 7.3, 8.1, and 8.4, upon the termination of this Plan by the Board of Directors, the Plan shall no longer be of any further force or effect, and neither Dominion Resources, Inc. nor the Participant shall have any further obligation or right under this Plan. Likewise, the rights of any individual who was a Participant and who is removed or not reelected as an officer of a designated employer shall cease upon such action.


                                   ARTICLE IX
                         OTHER BENEFITS AND AGREEMENTS


        Except as provided in Article IV, the benefits provided for a Participant and his Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Company for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

                                   ARTICLE X
                      RESTRICTIONS ON TRANSFER OF BENEFITS

        No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Committee, shall cease and terminate, and, in such event, the Committee may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee may deem proper.

                                   ARTICLE XI
                           ADMINISTRATION OF THE PLAN

11.1. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee may adopt such rules and regulations as may be necessary to carry out the purposes hereof. The Committee's interpretation and construction of any provision of the Plan shall be final and conclusive.

11.2. Dominion Resources, Inc. shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership on the Committee, excepting only expenses and liabilities arising out of his own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled

11.3. In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify the amount and kind of benefits from time to time payable to Participants and their Beneficiaries under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant is entitled to the benefit provided in Subsection 3.1(b).

11.4. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

                                  ARTICLE XII
                                 MISCELLANEOUS

12.1. The Plan shall be binding upon Dominion Resources, Inc. and its successors and assigns; subject to the powers set forth in Article VIII, and upon a Participant, his Beneficiary, and either of their assigns, heirs, executors and administrators.

12.2. To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia as in effect at the time of their adoption and execution, respectively.

12.3. Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

                                                        EXHIBIT I

                            DOMINION RESOURCES, INC.
                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

                           DESIGNATION OF BENEFICIARY

        I hereby designate _______________________ as the primary Beneficiary of any benefits which become payable under the Dominion Resources, Inc. Executive Supplemental Retirement Plan as a result of my death.

        If the person named above predeceases me (or, if a trust, such trust is not in existence at the time of my death), I designate
________________ as the contingent Beneficiary of any benefits which become payable under such Plan as a result of my death.

        If a designated Beneficiary should survive me but die (or, if a trust, terminate) before all benefits have been paid to the Beneficiary, the remainder of the payments shall be made as the Beneficiary may designate or, absent a properly executed Beneficiary designation, to the Beneficiary's estate or, if a trust, to the Beneficiaries in distribution of the trust.

        This designation revokes and rescinds any prior Beneficiary designation made by me.

        Dated this ______ day of ____________, 19__.

                        ____________________________

Witness:

_____________________________

                            DOMINION RESOURCES, INC.
                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

        RESOLVED, that the Dominion Resources, Inc. Executive Supplemental Retirement Plan, as amended and restated effective June 15, 1990, is further amended, effective June 19, 1992, in the following respects:

        FIRST: By adding a new Section 1.3 to read as follows:

              "Cash Incentive Plan" means the Dominion Resources, Inc. Cash Incentive Plan as in effect from time to time and any successor thereto.

        SECOND: By redesignating current Sections 1.3 through 1.6 as Sections 1.4 through 1.7, respectively.

        THIRD: By adding a new Section 1.8 to read as follows:

               "DRI Participant" means a Participant who is an elected officer of the Company, Dominion Capital, Inc., Dominion Energy, Inc., Dominion Lands, Inc. and any other corporation
               (i) in which the Company owns stock possessing at least
               50 percent of the combined voting power of all classes of stock and (ii) which is not subject to regulation as a public service corporation by the State Corporation Commission of Virginia.

        FOURTH: By redesignating current Sections 1.7 through 1.10 as Sections
        1.9 through 1.12, respectively.

        FIFTH: By amending current Section 1.10 (redesignated as Section 1.12) to read as follows:

               "Incentive Compensation Amount" means the amount that may be paid under the Success Sharing Plan or the Cash Incentive Plan and that the O&C Committee (at the time each year that the goals and other criteria for such plans are established), determines should be taken into account under the Plan. If a Participant participates in both the Success Sharing Plan and the Cash Incentive Plan during a year, his "Incentive Compensation Amount" is the greater of the amounts designated by the O&C Committee under the two plans for that year.

        SIXTH: By adding a new Section 1.13 to read as follows:

               "O&C Committee" means (i) the Organization and Compensation Committee of the Company with respect to DRI Participants and (ii) the Organization and Compensation Committee of Virginia Electric and Power Company with respect to Virginia Power Participants.

        SEVENTH: By redesignating current Sections 1.11 through 1.13 as Sections 1.14 through 1.17, respectively.

        EIGHTH: By adding a new Section 1.18 to read as follows:

               "Success Sharing Plan" means the Success Sharing Plan of Virginia Electric and Power Company as in effect from time to time and any successor thereto.

        NINTH: By redesignating current Section 1.14 as Section 1.19.

        TENTH: By adding a new Section 1.20 to read as follows:

               "Virginia Power Participant" means a Participant who is an elected officer of Virginia Electric and Power Company.